EXHIBIT 10.30

EXECUTION COPY

TAX SHARING AGREEMENT

     This Tax Sharing Agreement (the “Agreement”), dated as of March 4, 2004, is made by and among AMH HOLDINGS, INC., a Delaware corporation (“AMH”), ASSOCIATED MATERIALS HOLDINGS INC., a Delaware corporation (“Holdings”), and ASSOCIATED MATERIALS INCORPORATED, a Delaware corporation (“AMI”).

RECITALS

     WHEREAS, AMH, Holdings and AMI are members of an affiliated group (the “Affiliated Group”) as defined in Section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

     WHEREAS, the Affiliated Group intends to file consolidated United States federal, and consolidated, combined or unitary state and local, income tax returns; and

     WHEREAS, AMH, Holdings and AMI desire to establish a method for (i) allocating the consolidated United States federal, and consolidated, combined or unitary state and local, income tax liabilities of the Affiliated Group among the AMH, Holdings and AMI and (ii) reimbursing AMH for payment of such tax liabilities; and

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

     1. Payment of Income Taxes of Affiliated Group. AMH shall file all consolidated United States federal income tax returns on behalf of the Affiliated Group and pay all consolidated United States federal income tax liabilities of the Affiliated Group. In addition, AMH shall file all Consolidated State Returns (as such term is defined in Section 4 of this Agreement) on behalf of the Affiliated Group and pay to the appropriate taxing authority all tax liabilities of the Affiliated Group with respect to such Consolidated State Returns.

     2. Contribution by Member for Tax Liability. Holdings and/or AMI shall compute and pay to AMH, in the aggregate, an amount equal to the consolidated United States federal income taxes that Holdings and AMI, and any direct or indirect subsidiaries of the foregoing (the “Subsidiaries”), would be required to pay with respect to such taxable year were Holdings, AMI and the Subsidiaries to pay such taxes on a hypothetical separate consolidated basis.

     3. Estimated Tax Payments. Holdings and/or AMI shall compute on the same basis as set forth in Section 2 their respective amount of the estimated United States federal income tax installments due for each taxable period, and Holdings and/or AMI shall pay such amount, in the aggregate, to AMH on a timely basis. Any amounts paid under this Section 3 shall be credited against the amounts payable by Holdings and/or AMI to AMH under Section 2.

     4. State and Local Taxes. If, under the laws of any state or locality in which the Affiliated Group is subject to income tax, AMH, Holdings and AMI are required or permitted to file their income tax returns on a consolidated, combined or unitary basis (such a tax return, a

“Consolidated State Return”), then Holdings and/or AMI shall compute and pay to AMH the aggregate tax liabilities and estimated tax installment liabilities of the Affiliated Group with respect to the Consolidated State Returns in the manner set forth in Sections 2 and 3.

     5. Deficiencies and Refunds. If there should be any factual circumstance (including any tax audit) or any application or amendment of any tax laws, either retroactively or prospectively, that would affect the income tax liability of Holdings, AMI and the Subsidiaries for any year, or portion thereof, and that if applied to the tax computed under Section 2 or 4 for such period would have resulted in a determination that the amount of tax computed and paid to AMH by Holdings and/or AMI under Section 2 or 4, as the case may be, was greater than the amount of the correct tax liability of Holdings, AMI and the Subsidiaries for such period, AMH will refund to Holdings or AMI the amount of the excess payment. Likewise, if any such circumstance or any application or amendment of the tax laws would have resulted in a determination that the amount of the tax computed under Section 2 or 4 was understated and that, therefore, the amount of correct tax liability of Holdings, AMI and the Subsidiaries for such period was in excess of the amount paid to AMH under Section 2 or 4, as the case may be, then Holdings and/or AMI shall pay to AMH, in the aggregate, such excess amount.

     6. Time and Form of Payment. Payments pursuant to Sections 2, 3, 4 and 5 hereof shall be made by check no later than seven (7) days prior to the due date of the Affiliated Group’s consolidated United States federal income tax return or the relevant Consolidated State Return, as the case may be, for the taxable year with respect to which such a return is filed on behalf of the Affiliated Group (hereinafter referred to as the “Taxable Period”), not including extensions. If the due date for such return is extended, such payments shall be made on an estimated basis and shall be recalculated no later than seven (7) days prior to the extended due date for such return, and any difference between such recalculated payments and such estimated payments shall be paid by check to the party entitled thereto at the time of such recalculation with interest from such due date at the rate provided for in Section 6621 of the Internal Revenue Code of 1986, as amended.

     7. Resolution of Disputes. Any dispute concerning the calculation or basis of determination of any payment provided for hereunder shall be resolved by the independent public accountants for AMH, whose judgment shall be final, conclusive and binding upon the parties.

     8. Cooperation. Holdings and AMI shall, and shall cause the Subsidiaries to, cooperate with AMH in the filing of any consolidated United States federal income tax return or Consolidated State Return for the Affiliated Group which AMH elects to file by maintaining such books and records and, within sixty (60) days following the close of every Taxable Period, providing such information as may be necessary or useful in the filing of such returns and executing any documents and taking any actions which AMH may reasonably request in connection therewith. AMH, Holdings and AMI will provide one another such information concerning such returns and the application of this Agreement as AMH, Holdings or AMI may reasonably request of one another.

     9. Adjudications. In any audit, conference or other proceeding with the Internal Revenue Service or any other taxing authority, or in any judicial proceedings concerning the determination of the United States federal, state or local income tax liabilities of the Affiliated Group, the Affiliated Group shall be represented by persons selected by AMH. The settlement and terms of settlement of any issues relating to such proceeding shall be in the sole discretion of AMH, and each of Holdings and AMI hereby appoints AMH as its agent for the purpose of proposing and concluding any such settlement.

     10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized representative as of the date first above written.

AMH HOLDINGS, INC.

By:	/s/ D. Keith LaVanway

Name: D. Keith LaVanway Title: Chief Financial Officer

ASSOCIATED MATERIALS HOLDINGS INC.

By:	/s/ D. Keith LaVanway

Name: D. Keith LaVanway Title: Chief Financial Officer

ASSOCIATED MATERIALS INCORPORATED

By:	/s/ D. Keith LaVanway

Name: D. Keith LaVanway Title: Chief Financial Officer

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